                                                                       Exhibit 7



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 5 to the Registration Statement (Form S-6 No. 333-74325) pertaining to the LLANY Separate Account S for Flexible Premium Variable Life Insurance, and to the use therein of our reports dated (a) March 15, 2002, with respect to the statutory-basis financial statements of Lincoln Life and Annuity Company of New York, and (b) March 1, 2002, with respect to the financial statements of LLANY Separate Account S for Flexible Premium Variable Life Insurance.


                                        /s/ ERNST & YOUNG LLP


Fort Wayne, Indiana
April 19, 2002